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Exhibit 99.1

[LOGO OF WET SEAL INC. APPEARS HERE]

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contact:    Walter Parks, Executive Vice President/CAO
(949) 699-3922

THE WET SEAL, INC. ANNOUNCES FEBRUARY NET SALES

        FOOTHILL RANCH, CA, March 6, 2003—Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported net sales for the four-week period ended March 1, 2003 of $34.4 million, compared with net sales of $47.3 million for the comparable four-week period ended March 2, 2002. Comparable store sales for February this year declined 31.5 percent, reflecting a difficult comparison against February last year, in which comparable store sales soared 20.5 percent, one of the strongest months reported for comparable store sales in the company's history.

The Company added that February sales reflected a drop in the number of transactions, a trend that has continued over the past few months.

"The weak sales trend seen in the previous two months continued into February, with the decline in same store sales being exacerbated by the extraordinarily strong sales pace experienced during the prior year period," said Irving Teitelbaum, Chairman and interim Chief Executive Officer. "Compounding the difficult sales comparisons, we were forced to temporarily close a number of stores during the month due to severe weather conditions. Although we expect same store sales comparisons to continue to be difficult in March, we believe that results should improve as the year progresses."

The Company plans to report final financial results for fiscal 2002 on Thursday, March 20, 2003 and, at that time, will provide additional information regarding Spring season expectations. The Wet Seal will host a conference call at 9:00 a.m. Pacific Standard Time on March 20. To listen to the conference call, please dial (888) 695-0614 and provide ID#662436. A replay of the call will be available from March 20—March 28. To access the replay, please call (888) 203-1112 and provide the ID number above. Any questions regarding the conference call should be directed to the company's investor relations department at (949) 699-4007.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 608 stores in 46 states, the District of Columbia and Puerto Rico, including 478 Wet Seal stores, 100 Arden B. stores and 30 Zutopia stores.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

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THE WET SEAL, INC. ANNOUNCES FEBRUARY NET SALES